Exhibit 10.1

AMENDMENT NO. 2 and Confirmation of Lease

84 October Hill Road, Holliston, MA

This Amendment No. 2 (this “Amendment”) is entered into as of May 22, 2010 between Seven October Hill LLC, a Massachusetts Limited Liability Company (“Landlord”), and Harvard Bioscience, Inc., a Delaware corporation (“Tenant”), to amend the Lease Agreement dated as of December 30, 2005 between Landlord and Tenant, as amended by Amendment No. 1, dated as of June 1, 2006, (collectively the “Lease”), covering a portion of the real property located at 84 October Hill Road, (Building # 7) Holliston, MA. Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

AGREEMENTS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Premises. The Premises shall be expanded to include approximately an additional 9,200 square feet of floor area in the Building, which is hereinafter referred to as the “Expansion Space” as shown in Exhibit D attached hereto. Upon delivery of the Expansion space the total square footage of the Premises will be approximately 61,570 square feet of space leased, which is comprised of 40,250 square feet plus 3,500 of expansion space from the original lease and 8,620 square feet of space added by Amendment No. 1.

2.	Landlord’s Work. Landlord agrees to complete the work described in the Work Letter and Design Drawings attached hereto and made a part hereof (the “Work”). Landlord shall deliver to Tenant detailed design drawings related to the Work within two (2) weeks of the date of this Amendment for Tenant’s review and approval. In the event Tenant does not approve the detailed drawings, this Amendment shall be of no further force or effect. In the event Tenant approves the detailed drawings, Landlord agrees that it shall complete the Work in a good and workmanlike manner, obtaining a certificate of occupancy for such Work in the Premises, on or before September 1, 2010 (the “Delivery Date”). Landlord shall complete the portion of the Work in the Expansion Space in advance of the Delivery Date in order to enable Tenant to move into the Expansion Space, permitting the portion of the Work to be completed in Tenant’s existing Premises, such that all of the Work is done on or before the Delivery Date. Tenant shall have thirty (30) days after the Delivery Date to notify Landlord of any punchlist items, and shall have ninety (90) days after the Delivery Date to notify Landlord of any latent defects in the Work. Landlord shall immediately correct and repair any such punchlist items and latent defects. Except as required by this Amendment and the Work Letter, Tenant shall accept Landlord’s Work and possession of the Expansion Space in “as-is” condition.

3.

Late Completion of Landlord’s Work. Landlord agrees that if it fails to complete the Work in the manner described above, on or before the Delivery Date, Tenant may give Landlord written notice on or after the Delivery Date stating Landlord has not substantially completed work described above (the “Work”), and if Landlord does not substantially complete the work within sixty (60) days of Tenant’s notice, Tenant may elect to extend the lease term six months from the end of Landlord’s cure period as describe in this Section at a rate of $ 5.00 psf NNN.

4.	Extension of Term. The Term of this Lease is extended under terms of this Amendment until May 31, 2017, unless sooner terminated by Tenant, as described below and in the Lease. The period beginning on June 1, 2010 and ending on May 31, 2017 is hereinafter referred to as the “Extended Term”.

5.	Basic Rent. Basic Rent during the Extended Term for the Premises except for the Expansion Space, which shall be rent free prior to the Delivery Date, shall be as follows:

	Dates	Monthly Base Rent	New as of June 1, 2010
Year 1	June 1, 2010 – Delivery Date	$21,820.83	$5.00 psf triple net

As of the Delivery Date and continuing through the Extended Term, the following Basic Rent shall be in effect for the entire Premises, including the Expansion Space:

	Dates	Monthly Base Rent	New as of June 1, 2010
Year 1	Delivery Date – May 31, 2011	$25,654.17	$5.00 psf triple net
Year 2	June 1, 2011– May 31, 2012	$25,654.17	$5.00 psf triple net
Year 3	June 1, 2012 – May 31, 2013	$26,167.25	$5.10 psf triple net
Year 4	June 1, 2013 – May 31, 2014	$27,193.42	$5.30 psf triple net
Year 5	June 1, 2014 – May 31, 2015	$28,476.12	$5.55 psf triple net
Year 6	June 1, 2015 – May 31, 2016	$29,758.83	$5.80 psf triple net
Year 7	June 1, 2016 – May 31, 2017	$30,785.00	$6.00 psf triple net

6.	Early Termination. Tenant may elect to terminate approximately 10,800 square feet of warehouse space and approximately 4,200 square feet of office space (currently occupied by Union Bio and Digilab) by giving Landlord one hundred and twenty (120) days written notice of Tenant’s intention to terminate after the twelfth (12) month of the Extended Term.

7.	Landlord’s Finish Work. The parties acknowledge and agree that Landlord has no obligation to perform any additional work in the Premises, other than the Work, during the Extended Term beyond any maintenance or repair obligations of Landlord included in the Lease.

8.

Security Deposit. Contemporaneously with the execution of this Amendment, Tenant shall pay to Landlord an additional $9,494.37 as a security deposit. Landlord is currently holding $21,290.63 as security deposit and upon payment of

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such security deposit by Tenant the total being held by Landlord will be $30,785.00.

9.	Operating Costs. The Operating Costs are hereby adjusted to a cap of $1.42, per square foot until January 1, 2012, after such date the Operating Costs may only increase at a maximum of 5% per annum. There is no cap on Real Estate Taxes for the term of the Lease.

10.	Tenants Proportionate Share. After the Delivery Date, Tenant’s Proportionate Share of Operating Costs and Real Estate Taxes will be increased from 46.76% to 54.97%.

11.	Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Amendment, other than Parsons Commercial Group, Inc., (Broker) whose commission shall be paid by Landlord pursuant to a separate agreement between Landlord and Broker.

12.	Ratification. Tenant and Landlord each hereby ratifies and confirms its respective obligations under the Lease. Tenant further confirms that, as of the date hereof, the Lease is and remains in good standing and in full force and effect, and Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant. Landlord confirms that, as of the date hereof: (i) the Lease is in good standing and in full force and effect; and (ii) Tenant is in full compliance with and not in default of the terms of the Lease; and (iii) Landlord has no claims or counterclaims against Tenant arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

13.	Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment shall be governed by the laws of the State of Massachusetts.

14.	Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

15.	Approvals. This Amendment is subject to the issuing of all necessary permits for the work described in Exhibit A.

In all other respects, the terms and conditions of the Lease shall remain in full force and effect.

[Signatures on Following Page]

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Executed as an instrument under seal as of the date first written above.

TENANT:

Harvard Bioscience, Inc., a Delaware corporation

By:	/s/ David Green
Name:	David Green
Title:	President

LANDLORD:

Seven October Hill LLC, a Massachusetts Limited Liability Company

By:	/s/ John R. Parsons Jr.
Name:	John R. Parsons Jr.
Title:	Manager Member

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Exhibit A.

WORK LETTER

Harvard Apparatus

General Renovation Outline

84 October Hill Road

Holliston, Massachusetts 01746

1. Exterior Improvements:

a.	Main Entrance:
-	Entrance to conform to ADA requirements.
-	Obtain zoning permit for building and landscape signage
-	“Harvard Apparatus”. Landlord to provide a $2500 signage allowance.
-	Provide separate communication stair between the first and second floor.
-	Provide six (6) visitor parking spaces, to be completed by October 2010.

b.	Dryvit Panel System:
-	Dryvit panel system on the front, west and east sides (3 sides) of the building to be repainted.

c.	Exterior Windows:
-	Exterior windows on the first floor of Harvard Apparatus leased space to be re-caulked. New windows to be installed on the second floor.
-	First and second floor office windows to receive 3M Scotch tint Solar Control film—Prestige 40.

d.	Emergency Generator:
-	Provide site work and install a concrete pad.
-	Install fencing around the emergency generator.
-	Purchase and install a 480 volt, 200 amp generator with transfer switch.
-	Provide all conduits, wires and connection from the emergency generator to the main electrical switch.
-	Obtain all site and building permits.

354 Turnpike Street, Ste. 3048 — Canton, Massachusetts 02021 — (781) 821-1861 — Fax (781) 821-6194

Harvard Apparatus

April 15, 2010

2. Phase 1—Production expansion: +/- 17,650 square feet

a. Restrooms:	Construct new restrooms.
Install new privacy and toilet partitions.
Install new counter and sinks.
Install new water closets and urinals.
Install new showers.
Furnish architectural finishes tile, ceilings and paints.
Furnish ADA compliant rest rooms.

b. Lunch Room:	General improvements
Demo area to provide for new renovations, construct new walls, install acoustical ceilings, paint throughout, install vct floor covering, new electrical lighting and life safety devices, sprinklers, HVAC system and maintenance, plumbing and miscellaneous cabinetry, as per attached plan.

c. Production Expansion:	General improvements
Demo area to provide for new renovation, construct new walls, paint exposed metal deck, paint walls throughout, install vct floor covering, new electrical lighting and life safety devices, adjust sprinklers, new HV AC system throughout.
Additional 110 volt bus bar to be installed, approx. 120 l.f.

3. Phase 2—Office expansion: +/- 12,700 square feet

a. New Office Area and Lab:	General improvements
Demo area and existing rest rooms to provide for new renovations, construct new walls, install new acoustical ceiling, paint throughout, install vct/carpeting flooring, new electrical lighting and life safety devices, adjust sprinklers and adjust and add new HVAC system as required.
Lab will require the additional building services noted on the plan in Exhibit C.

b. Existing Office Area:	General improvements
Construct walls and improvements per plan.
Ensure HVAC is sized, balanced and meets current fresh air requirements.
Ensure electrical life safety systems meet code requirements.
Paint all walls and HM frame throughout.

354 Turnpike Street, Ste. 3048 — Canton, Massachusetts 02021 — (781) 821-1861 — Fax (781) 821-6194

Harvard Apparatus

April 15, 2010

Install new carpeting throughout. Carpet to be selected by Tenant from Landlord samples.
Replace existing damage or stained acoustical ceiling tiles throughout the leased space.

c.	General Restrooms Renovations:
Clean and paint throughout
Install new counter and sinks.
Install new water closets and urinals.
Install exhaust and mechanical systems, per code.
Provide ADA compliant rest rooms.

4. Phase 3a: Existing Production: +/- 6,600 square feet

General improvements

Paint exposed metal decking, paint throughout, install new vct flooring, electrical lighting and life safety devices, sprinklers and ensure HVAC is sized, balanced and meets current fresh air requirements.

Additional 110 volt bus bar to be installed, approx. 120 l.f.

5. Phase 3: Second Floor Office Renovations: +/- 7,870 square feet

a. Restrooms:	Construct new ADA compliant restrooms.
Install new privacy and toilet partitions.
Install new counter and sinks.
Install new water closets and urinals.
Furnish architectural finishes tile, ceilings and paints.

b.	Existing/New Office Areas:

Construct new walls and doors
Paint all walls and HM frame throughout.
Purchase and install new carpeting throughout.
Replace existing damage or stained acoustical ceiling tiles.
Ensure HVAC is sized, balanced and meets current fresh air requirements.
Re-arrange lighting fixtures and switching to accommodate layout.
Ensure electrical life safety systems meet code requirements.

354 Turnpike Street, Ste. 3048 — Canton, Massachusetts 02021 — (781) 821-1861 — Fax (781) 821-6194

Harvard Apparatus

April 15, 2010

6. Miscellaneous:	a. Detail specific improvements by area.

b. Develop a renovation timetable by Phase.

c. Develop design documents for renovation.

d. Obtain building permits for all work.

e. Install chair lift (Tenant will contribute 50% of cost subject to approval of quote).

354 Turnpike Street, Ste. 3048 — Canton, Massachusetts 02021 — (781) 821-1861 — Fax (781) 821-6194

EXHIBIT B

BUILDING STANDARD ALLOWANCES AND MATERIALS FOR WORK TO BE COMPLETED PER EXHIBIT A

I.	Building Standard Allowances

Landlord, at its expense, shall furnish and install in accordance with approved Tenant’s plans, attached hereto, the following materials and work (or equal) all to be building standard unless otherwise expressly stated below or on signed off prints.

A.	DOORS AND HARDWARE

1.	Hardware

Each exit door from Premises shall be provided with a lock set where required by code, and a door stop as required by code. A surface mounted door closer will be provided at such additional locations as may be required by the local code. All lock sets shall be a heavy duty cylindrical lock set. Closers shall be attached to the doors as required.

B.	PARTITIONS AND INTERIOR DOORS

1.	Demising walls separating Tenant spaces.

Except as otherwise expressly provided for in the Lease, partitions separating premises shall be constructed of 3-5/8” 20 or 25 gauge metal studs at 16” spacing with one (1) layer (or as required by local code) of 5/8” wallboard on each side extended to the underside of the deck above 3-1/2” insulation will be installed in the wall cavity to reduce sound transmission.

2.	Partitions Separating Offices within Premises.

The partitions shall be constructed of 3-5/8” 25 gauge metal studs at 16” spacing (or as required by code) with one (1) layer of 5/8” wallboard on each side. Wallboard shall terminate above the ceiling grid (approximately 8’ to 9’ feet high).

3.	Doors and door frames.

The interior doors shall have pressed metal or welded door frames as shown on the attached Exhibits C and C1. The doors shall be approximately Seven Feet (7’) high flush solid core wood doors and shall be provided with 1-1/2 pairs of butts, passage sets, and doorstop where required. The number of doors is based on attached Exhibits C and C1.

4.	Standard Quantity of Partitions

The total lineage footage of partitions is based on attached Exhibits C and C1.

C.	CEILINGS

1.	Mechanically suspended 2’x 4’exposed metal grid with low-gloss color coordinated finish to match specified ceiling tiles. Ceiling grid will be approximately 8’ to 9’ feet high in the office areas. Ceiling tiles shall be 2’ x 4’ mineral fiber acoustical tiles.

D.	FLOORING AND PARTITION BASE

1.	Landlord shall provide Building Standard flooring installed throughout the premises as shown on the attached Exhibits C and C1. Installation shall be direct glue down.

2.	Vinyl base approximately 4” high shall be provided at all tenant area partitions. Color to be selected by the Tenant.

E.	LIGHTING

1.	Office area—Landlord shall provide recessed fluorescent lighting fixtures (2’ x 4’ or 2’ x 2’ at Landlord’s election) to provide adequate lighting through out the office areas.

2.	Receiving, lab and warehouse areas—Landlord shall provide fluorescent lighting fixtures 2’x4’ high bay lighting to provide adequate lighting throughout the receiving, and warehouse areas.

3.	Miscellaneous fixtures may be installed to conform to building operation requirements and existing codes.

4.	Wall switches of the single pole, silent type, to the extent of one switch for approximately every twelve (12) lighting fixtures averaged shall be installed by Landlord. Each private office shall have at least one wall switch. All devices and plates shall be ivory color. Offices and hallways with two exits will have three ways switches installed.

F.	ELECTRICAL

1.	Duplex electric wall receptacles one (1) per office.

2.	Two (2) dedicated circuits will be installed for Tenant. Dedicated circuit locations to be agreed upon between Landlord and Tenant.

3.	Landlord and Tenant shall agree upon four (4) additional duplex plug drops.

4.	Tenant is responsible for Phone/Data wiring and phone system installation. Tenant shall be responsible for ordering of all phone/data lines. Tenant should make arrangements well in advance with appropriate vendors.

G.	PLUMBING

1.	Underground, rough and finish plumbing including all fixtures and ADA requirements will be provided by Landlord in accordance with the attached Exhibits C and C1, and meet all local codes.

H.	PAINTING WALL, DOORS AND DOOR FRAMES

1.	All wall surfaces shall receive one (1) finish coat of building standard latex paint over one (1) prime coat, or equal, as Landlord may elect. Interior doors shall have a natural finish with one (1) coat of sealer and one (1) coat of semi-gloss urethane, at Landlord’s election. Interior door frames shall receive two (2) coats of enamel paint over one (1) prime coat, at Landlord’s election.

2.	Paint colors shall be selected by Tenant from the building standard color chart with not more than two (2) colors within the Premises.

I.	MECHANICAL

1.	Landlord shall provide a zoned heating, ventilating and air conditioning system throughout the premises which shall meet all occupancy to meet all local and state codes. Landlord will ensure the existing base building systems are in good working order.

K.	FIRE PROTECTION

1.	Landlord shall provide a fire protection system throughout the premises for the Tenant’s initial occupancy to meet all local and state codes.

II. Above Standard Allowances

A.	Any above-standard tenant improvements, i.e., improvements that exceed the standards described either in quantity or quality of materials, or in structural, mechanical or electrical capacities which are requested by Tenant and elected by Tenant after Landlord has advised Tenant of the additional expense of such above standard improvements, shall be at the Tenant’s sole cost and expense, including all reasonable related design fees, or except as may be otherwise negotiated and attached in writing.

B.	Furniture, cubes etc, as shown on the attached Exhibits C and C1 are for design purposes only. All furniture purchasing are at the sole cost and expense of the Tenant. Landlord agrees to disassemble and reassemble the existing cubicles to facilitate re-carpeting of the area and to move cubicles, furniture and equipment (Tenant is responsible for relocation of computers and servers) and install them in the new location. If temporary storage space is required, Landlord will provide it. Tenant shall be responsible for disconnecting all phone and data lines and computers.

III. Building Standard Material Selections

A.	Building standard materials will be selected by Tenant from the following list. Any deviations from this list will be considered an above standard choice and will be subject to the provisions of Paragraph II above.

Carpet Loop:	26 oz direct glue down carpet sample book to be provided to Tenant by Landlord.

VCT:	Armstrong Standard – Excelon or Azrock Standard (vinyl composite tile) or equivalent.

Vinyl Wall Base:	VPI or Armstrong, 4” base or equivalent.

Plastic Laminate:	Standard white or off white solid-color matte finish.

Paint:	Benjamin Moore or Sherwin Williams, commercial line, solid color only (or equivalent).

Acoustical Ceilings:	2’ x 4’ Armstrong mineral fiber tile in white or grey grid, or equivalent.

Tenant Entry Doors:	Glass Store front metal frame.

Tenant Area Doors:	Birch or Oak veneer, solid core.

Kitchen Cabinets:	White laminated cabinets with laminate countertop to be selected by Tenant from Landlord selections.